Exhibit 10.10

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

961-3010001-001

MEMORANDUM OF AGREEMENT

This memorandum of agreement (this “Agreement”) is made on 25 September 2018

BETWEEN

(A)	COMPASS SHIPPING 23 CORPORATION LIMITED, a corporation incorporated in Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Buyer”); and

(B)	GOLAR FSRU8 CORPORATION, a corporation incorporated in Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Seller”).

BACKGROUND

(A)	The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase m.v. “Golar Nanook” (including all Buyer-furnished Equipment) (the “Vessel”) from the Seller on the Delivery Date (as defined below) in accordance with this Agreement.

(B)	Upon completion of the sale and purchase of the Vessel, the Buyer will bareboat charter the Vessel to the Charterer in accordance with a bareboat charter agreement to be entered into on or about the date of this Agreement.

1.	DEFINITIONS

1.1	Terms when used in this Agreement, unless defined differently in this Agreement, shall have the same meaning given to them in the Bareboat Charter.

“Approved Valuer” means any of Fearnley, Affinity, Clarksons and Braemar, or any other shipbroker agreed by the Seller and the Buyer.

“Banking Days” are days on which banks are open in London, the country of the currency stipulated for the Purchase Price in Clause 3 (Purchase Price), in the place of closing stipulated in Clause 7 (Documentation) and the People’s Republic of China.

“Bareboat Charter” means the bareboat charter dated on or around the date of this Agreement between the Buyer as lessor and the Seller as lessee.

“Builder” means Samsung Heavy Industries Co., Ltd.

“Buyer-furnished Equipment” has the meaning given to that term under the Shipbuilding Contract.

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“Cancelling Date” means 31st December 2018.

“Charterer” means the Seller in its capacity as charterer under the Bareboat Charter.

“Class” means the class notation referred to in Clause 2.

“Classification Society” means the society referred in Clause 2.

“Delivery Date” means the date the Vessel is delivered by the Seller to the Buyer under this Agreement, as evidenced by the Protocol of Delivery and Acceptance, duly executed by the Buyer and the Seller and in any case no later than the Cancelling Date.

“Flag State” means the Republic of the Marshall Islands.

“Lender” means any lender which will fund all or part of the Net Purchase Price, always provided that such lender will be a reputable international bank or financial institution.

“Net Purchase Price” means the difference between the Purchase Price and the Initial Charterhire and must not exceed US$[***] ([***] United States Dollars and [***] cents).

“Parties” means the Seller and the Buyer, and each a “Party”.

“Port State” means Majuro, Marshall Islands.

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance in the form set out in Appendix 1.

“Purchase Price” has the meaning given to that term in Clause 3.2.

“Shipbuilding Contract” means the shipbuilding contract dated 17 July 2015 made between (i) the Seller and (ii) the Builder in respect of the Vessel as amended and supplemented from time to time, including the Specifications.

“Specifications” has the meaning given to that expression in the Shipbuilding Contract.

“Taxes” means any and all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings of any nature whatsoever imposed, levied, collected, withheld or assessed by any governmental, fiscal or other competent authority in any jurisdiction (including any value added tax or similar tax and any stamp duty, documentary, registration or similar tax together with any penalty, cost, interest and expenses payable in connection with any failure to pay, or delay in paying, any of the same) and “Tax” shall be construed accordingly.

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is redelivered within 30 days to the full control of the Owner or the Charterer; or

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(c)	any arrest, condemnation, capture, seizure or detention of the Vessel (including any hijacking or theft but excluding any event specified in paragraph (b) of this definition) unless it is redelivered within 90 days to the full control of the Owner or the Charterer.

2.	SALE OF THE VESSEL

The Seller hereby agrees to sell the Vessel to the Buyer and the Buyer hereby agrees to buy the Vessel described below pursuant to the terms and conditions of this Agreement:

Name of vessel: Golar Nanook

IMO Number: 9655808

Classification Society: DNV GL

Class Notation: X1A1, Tanker for Liquefied Gas Ship type 2G (Membrane tank, Maximum pressure 70kPaG, Minimum temperature -163°C and Specific gravity 500kg/m3), NAUTICUS (Newbuilding), EO, BIS, TMON, COAT-PSPC(B), GAS FUELLED, COMF-V(3)C(3), CSA-2, REGAS, Recyclable, BWM-E(s)

Year of Build: 2018

Builder/Yard: Samsung Heavy Industries Co. Ltd

Flag: the Marshall Islands

Place of Registration: the Marshall Islands

Upon the completion of the sale, the Charterer shall take delivery of and bareboat charter the Vessel from the Buyer.

3.	PURCHASE PRICE

3.1	The purchase price for the Vessel shall be determined based on and equal to the arithmetic average valuation provided by any three of the Approved Valuers appointed by the Buyer but in any case shall not exceed US$[***] ([***] United States Dollars).

3.2	The Buyer shall instruct any three of the Approved Valuers to provide a valuation certificate by no earlier than one (1) month before the Delivery Date. The Buyer and the Seller shall derive the purchase price of the Vessel from the prices set out in such valuation certificates in accordance with Clause 3.1, and confirm in writing of the purchase price (the “Purchase Price”) at least five (5) Business Days before the Delivery Date or such earlier date as the Seller and Buyer may agree. The costs of providing such valuation certificates by the Approved Valuers shall be at the Seller’s expense.

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4.	PAYMENT OF THE PURCHASE PRICE

4.1	The Seller and the Buyer agree that on the Delivery Date the Buyer shall pay to the Seller an amount equal to the Net Purchase Price.

4.2	The Parties agree that the Initial Charterhire shall be paid in accordance with clause 26.1 (Charterhire) of the Bareboat Charter.

4.3	Any charge from the Buyer’s bank, including intermediate bank(s), if any, incurred for remitting the Net Purchase Price shall be for the Buyer’s account and any charge from the Seller’s bank, including intermediate bank(s), if any, incurred in receiving the Net Purchase Price shall be for the Seller’s account.

4.4	No later than one (1) Business Day prior to the Delivery Date, the Buyer shall transfer the Net Purchase Price by way of a conditional payment order (MT199) substantially in the form attached hereto as Appendix 2 in two separate instalments to:

(a)	the nominated bank account of the Builder; and

(b)	the Seller’s nominated account,

both as notified by the Seller to the Buyer in writing no later than five (5) Business Days in advance provided that release of the Net Purchase Price to the Builder and the Seller will be subject to presentation to the bank nominated by the Seller of a duly executed protocol of delivery and acceptance of the Vessel under this Agreement signed on behalf of the Buyer and the Seller.

4.5	On the Delivery Date, the Buyer shall be entitled to receive the setup fee stipulated in a fee letter between the Buyer, the Seller and the Charterer (the “Fee Letter”). It is agreed that the fee is payable by the Charterer independent of the Purchase Price.

4.6	The Seller agrees that the payment by the Buyer of the relevant portion of the Net Purchase Price to the Builder will satisfy Buyer’s obligation under Clause 4.1 to pay that portion of the Net Purchase Price to the Seller under this Agreement.

5.	TIME AND PLACE OF DELIVERY, INSPECTION AND NOTICES

5.1	The Vessel shall be delivered by the Seller to the Buyer on the Delivery Date at a location to be agreed between the Seller and the Buyer. The expected Delivery Date is subject to further notices of the Seller served pursuant to Clause 5.3; however in any case, the delivery shall take place before the Cancelling Date.

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5.2	Simultaneously with delivery under this Agreement, the Vessel shall be deemed delivered by the Buyer as owner to the Charterer as charterer under the Bareboat Charter.

5.3	Should the Vessel become a Total Loss before the Delivery Date and/or before the provisions of Clause 7 (Documentation) have been satisfied by the Seller, this Agreement shall be null and void and, if the actual, constructive or compromised total loss occurs before delivery and/or before the provisions as set out in Clause 7 (Documentation) have been satisfied due to an act, omission or termination by the Buyer where such act, omission or termination by the Buyer is not attributable to a breach by the Charterer, no set-up fee shall be due from the Seller.

5.4	The Buyer is entitled to inspect or appoint an independent surveyor to inspect the Vessel at a mutually agreeable time before the Delivery Date and the Seller shall provide full access to the Vessel and necessary cooperation to facilitate such inspection.

6.	SPARES, BUNKERS AND OTHER ITEMS

The Seller shall deliver the Vessel, including the Buyer-furnished Equipment, to the Buyer with everything belonging to her on board and on shore in accordance with the terms of this Agreement. All spare parts and spare equipment including spare propeller(s)/propeller blade(s), spare anchor, if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyer’s property at delivery, but spares on order are excluded.

An inventory of unused lubricating oil, grease, fuel oil or other liquids, and consumables left on board at delivery of the Vessel shall be deemed to be taken over and be paid for by the Charterer. No payment shall be made by the Buyer to the Seller for such unused lubricating oil, grease, fuel oil or other liquids, and consumables on board on the date of delivery of the Vessel. The Seller or the Charterer shall provide the original payment receipt on the Delivery Date to show that they have paid such unused lubricating oil, grease, fuel oil or other liquids, and consumables.

7.	DOCUMENTATION

The place of closing is at London or as the Parties may otherwise agree where the following shall occur or be provided, as the case may be:

(a)	In exchange for payment of the Purchase Price (subject to the adjustments as set out in Clause 4), the Seller shall provide the Buyer with the following delivery documents:

(i)	Evidence that all payments made by the Seller to the Builder under the Shipbuilding Contract on or prior to the Delivery Date have been made;

(ii)	Legal bill(s) of sale in a form recordable in the Flag State, transferring the title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Flag State;

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(iii)	Evidence that all necessary corporate, shareholder and other action has been taken by the Seller to authorise the execution, delivery and performance of this Agreement;

(iv)	Power of attorney of the Seller appointing one or more representatives to act on behalf of the Seller in the performance of this Agreement, duly notarially attested and legalised or apostilled (as required);

(v)	an Interim Classification Certificate from the Classification Society confirming that the Vessel is in Class free of condition/recommendation;

(vi)	Declarations of warranty issued by the Seller stating that the Vessel is free from any liens, charges, claims, mortgages, taxes, or other encumbrances whatsoever nature;

(vii)	Commercial invoice for the Vessel signed by the Seller; and

(viii)	Any additional documents as may reasonably be required by the competent authorities of the Flag State for the purpose of registering the Vessel.

(b)	At the time of delivery the Buyer shall provide the Seller with:

(i)	Evidence that all necessary corporate, shareholder and other action has been taken by the Buyer to authorise the execution, delivery and performance of this Agreement, and if required by the relevant ship registry, duly notarially attested and legalised or apostilled; and

(ii)	Power of attorney of the Buyer appointing one or more representatives to act on behalf of the Buyer in the performance of this Agreement, and if required by the relevant ship registry, duly notarially attested and legalised or apostilled (as appropriate).

(c)	Final certificates of the Vessel issued by the Classification Society with no annotation or conditions.

(d)	If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(e)	Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Seller shall also hand to the Buyer the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals, which are on board the Vessel). Other certificates which are on board the Vessel shall also be handed over to the Buyer unless the Seller are required to retain the same, in which case the Buyer have the right to take copies.

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(f)	Other technical documentation which may be in the Seller’s possession shall promptly after delivery be forwarded to the Buyer, if they so request. The Seller may keep the Vessel’s log books but the Buyer have the right to take copies of the same.

(g)	The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Seller to the Buyer.

(h)	A copy of the Bareboat Charter (a form of which is attached as Appendix 3 of this Agreement) duly executed by the Buyer as owner and the Charterer as charterer and confirmation from the Buyer that all conditions precedent have been met under the Bareboat Charter.

(i)	If applicable, documents that may be reasonably requested by the Finance Parties; for the avoidance of doubt, the Seller further consents that the Buyer shall be entitled to assign any security interest provided by the Seller in favour of the Buyer to the Lender as security for the loan.

8.	ENCUMBRANCES

The Seller warrants that the Vessel, at the time of delivery, is free from all charters (save for the Sub-Charter and the CELSE Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Seller hereby undertake to indemnify the Buyer against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

9.	TAXES, FEES AND EXPENSES

(a)	The Seller shall be responsible for and shall indemnify and hold harmless the Buyer against any Taxes (other than Taxes imposed, or levied on or against the overall income, profits or gains of the Buyer) imposed on either party as a result of or in connection with the purchase of the Vessel pursuant to this Agreement and registration in the Flag State, and any other matters contemplated by this Agreement.

(b)	The Seller shall within seven (7) Banking Days of demand by the Buyer pay to the Buyer an amount equal to the loss, liability or cost which the Buyer determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Buyer in connection with the purchase of the Vessel pursuant to this Agreement and registration in the Flag State.

(c)	The Buyer shall promptly notify Seller of any event which will give, or has given, rise to a claim under this Clause 9.

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10.	CONDITION ON DELIVERY

The Vessel shall be delivered to the Buyer with her Class maintained without condition/recommendation and free from any damage affecting class and classification certificates and national/international certificates as at the time of delivery to the Buyer.

11.	NAME/MARKINGS

The Vessel’s name will remain unchanged.

12.	BUYER’S DEFAULT

If the Buyer fails to pay the Net Purchase Price in accordance with Clause 4 (Payment of Purchase Price), the Seller shall have the right to cancel this Agreement and the Seller shall be entitled to claim further compensation for their losses and all expenses incurred together with interest, provided that the Seller shall not be entitled if such losses or expenses arose out of or were in connection with:

(a)	the failure by the Charterer to take delivery of the Vessel under the Bareboat Charter;

(b)	gross negligence or wilful misconduct of the Seller; or

(c)	the failure by the Charterer to satisfy any condition precedent under this Agreement or the Bareboat Charter and which has not been waived or deferred by the Buyer, or which results in the failure of delivery of the Vessel to the Buyer under this Agreement.

13.	SELLER’S DEFAULT

13.1	Should the Seller fail to be ready to validly complete a legal transfer by the Cancelling Date, the Buyer shall have the option to cancel this Agreement. If before the Buyer has taken delivery of the Vessel, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date, the Buyer may choose to cancel this Agreement with immediate effect.

13.2	Should the Seller fail to be ready to validly complete a legal transfer in Clause 13.1 they shall make due compensation to the Buyer for their loss and for all expenses together with interest whether or not the Buyer cancel this Agreement.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Each Party represents and warrants to the other Party that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has power to carry on its business as it is now being conducted and to own its property and other assets; and

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(b)	it has power to execute, deliver and perform its obligations under this Agreement and all necessary corporate, shareholder and other actions have been taken to authorise the execution, delivery and performance of the same and this Agreement constitutes its valid and legally binding obligations.

14.2	The Seller represents and warrants to the Buyer that the following statements are, at the date of this Agreement, true and accurate:

(a)	neither the execution, delivery and performance by the Seller of the Shipbuilding Contract or this Agreement, nor the consummation of any of the transactions by the Seller contemplated by the Shipbuilding Contract or this Agreement, require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any governmental authority or agency, except such as have been obtained and are in full force and effect;

(b)	the Shipbuilding Contract and this Agreement each constitute legal, valid and binding obligations of the Seller;

(c)	no payments are due or payable to or from the Builder for early or late delivery of the Vessel pursuant to the Shipbuilding Contract;

(d)	the Seller has supplied the Buyer with true, complete and up-to-date copies of the Shipbuilding Contract;

(e)	there are no proceedings, claims or disputes outstanding between the Seller and the Builder under the Shipbuilding Contract, nor is the Seller aware of any unremedied defaults by the Builder or the Seller under the Shipbuilding Contract and all obligations under the Shipbuilding Contract falling to be performed by the Seller on or prior to the date of this Agreement have been fully performed to date by the Seller and, so far as the Seller is aware, the Builder is not in material breach of the Shipbuilding Contract;

(f)	the Shipbuilding Contract has not been amended, varied, cancelled, novated or terminated and there are or were no circumstances existing which entitle the Seller to terminate or cancel the Shipbuilding Contract;

(g)	the rights of the Seller to sell the Vessel or under the Shipbuilding Contract are not subject to any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest or other encumbrance securing any obligation of any person;

(h)	the Shipbuilding Contract is the entire agreement between the parties to it as to the construction and sale of the Vessel;

(i)	the Seller entered into the Shipbuilding Contract as principal; and

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(j)	all payments due under the Shipbuilding Contract have been paid and no title to any part of the Vessel has been transferred by the Builder to the Seller or any person connected with the Seller.

14.3	The representations and warranties given in this clause 14 shall survive the execution of this Agreement and shall be deemed to be repeated on the Delivery Date and as at the Delivery in each case by reference to the facts and circumstances subsisting at such time.

15.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same agreement and either Party may enter into this Agreement by executing a counterpart.

17.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. However, notwithstanding any term of this Agreement to the contrary, no variation of this Agreement, and no release or compromise of any liability hereunder shall require consent or approval of any third party.

18.	ASSIGNMENT

18.1	No party to this Agreement shall be entitled to assign its rights or transfer any of its rights and/or obligations, under this Agreement without the prior written consent of the other parties to it. This provision shall not apply to any assignment or transfer of rights by the Buyer to the Finance Parties.

18.2	Notwithstanding the above clause 18.1, after signing this Agreement the Buyer shall have the right to transfer title, or the right in title, to the Vessel to a third party by way of novation or a direct or indirect sale, subject to the Seller’s consent which consent must not be unreasonably withheld.

19.	LAW AND JURISDICTION

19.1	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

19.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (a Dispute) and the Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, the Parties will not argue to the contrary.

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19.3	Without prejudice to any other mode of service allowed under any relevant law, the Seller irrevocably appoint Golar Management Ltd whose registered office is at 6111 Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and agree that failure by the process agent to notify the Seller of the process will not invalidate the proceedings concerned. If that process agent is unable for any reason to act as agent for service of process, the Seller will immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Buyer. Failing this, the Buyer may appoint another agent for this purpose.

19.4	19.4 Without prejudice to any other mode of service allowed under any relevant law, the Buyer irrevocably appoints China Construction Bank (London) Limited whose registered office is at 111 Old Broad Street, London EC2 1AP, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and agree that failure by the process agent to notify the Buyer of the process will not invalidate the proceedings concerned. If that process agent is unable for any reason to act as agent for service of process, the Buyer will immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Seller. Failing this, the Seller may appoint another agent for this purpose.

20.	NOTICES

All notices to be provided under this Agreement shall be in the English language and in writing. Contact details for recipients of notices are as follows:

For the Buyer:	CCB Financial Leasing Corporation Limited
Ship leasing Department
11th Floor, Building 4
ChangAnXingRong Center
No.1 Naoshikou Street, XiCheng District,
Beijing, 100031
The People’s Republic of China

For the Seller/the Charterer:	c/o Golar Management Ltd.
6th Floor
The Zig Zag
70 Victoria Street
London
SW1E 6SQ
United Kingdom

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21.	ENTIRE AGREEMENT

The written terms of this Agreement comprise the entire agreement between the Buyer and the Seller in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto. Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement. Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

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For and on behalf of the Seller:		For and on behalf of the Buyer:

Name:	/s/ Eduardo Maranhao	Name:	/s/ Haibo Yin

Title:	Authorized Signatory	Title:	Executive Director

For and on behalf of the Charterer:

Name:	/s/ Eduardo Maranhao

Title:	Authorized Signatory

Appendix 1
FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

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Appendix 2
FORM OF MT199 NOTICE

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Appendix 3
FORM OF BAREBOAT CHARTER

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